Exhibit 23.4


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                     United Waste Systems, Inc.


     We are aware that our report dated October 25, 1995 on our review of interim financial information of PRM Acquired Companies for the three months ended June 30, 1995 and included in the United Waste Systems, Inc. Form 8-K/A Amendment No. 1 to its Form 8-K dated September 19, 1995 (filed on October 4, 1995) is incorporated by reference in this United Waste Systems, Inc. registration statement on Form S-3 (Registration No. 333-11109) relating to the registration of up to $137,800,000 of 4 1/2% Convertible Subordinated Notes due June 1, 2001 and common stock acquired upon conversion of such Notes. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



Coopers & Lybrand L.L.P.

Springfield, Massachusetts
November 22,1996